Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2013 by and among Stryker Corporation, a Michigan corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Patient Safety Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, PS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Capital Stock (as defined in the Merger Agreement) and options or warrants to purchase such number of shares of Capital Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and in order to induce Parent to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed to, enter into this Agreement and vote all of the Subject Shares (as defined below), to the extent such Subject Shares are entitled to be voted, as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

1.          Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)           “Expiration Date” shall mean the earlier to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time; and (iii) the date the Company’s board of directors effects a Change of Recommendation pursuant to Section 5.02 of the Merger Agreement.

(b)           “Subject Shares” shall mean:  (i) all securities of the Company (including all shares of Capital Stock and all options, warrants and other rights to acquire shares of Capital Stock) owned by the Stockholder as of the date hereof; and (ii) all additional securities of the Company (including all additional shares of Capital Stock and all additional options, warrants and other rights to acquire shares of Capital Stock) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of purchase, exercise of options, warrants or other securities, the conversion or exchange of any securities, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c)           A Person shall be deemed to have effected a “Transfer” of a Subject Share if such Person, directly or indirectly:  (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of (including by gift or any Constructive Disposition) such Subject Share or any interest therein other than to Purchaser; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer, tender or other disposition (including by gift or Constructive Disposition) of such Subject Share or any interest therein other than the Merger Agreement.  As used herein, the term “Constructive Disposition” means, with respect to any Subject Share, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such Subject Share.

2.          Transfer of Subject Shares.

(a)           Transfer Restrictions.  The Stockholder shall not (i) cause or permit any Transfer of any of the Subject Shares to be effected or (ii) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares.   The Stockholder shall not, and shall not permit any Person under the Stockholder’s control or any of its or such Person’s respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.

(b)           Transfer of Voting Rights.  The Stockholder shall not deposit (or permit the deposit of) any Subject Shares into a voting trust or grant any proxy, power of attorney, right of first offer or refusal or enter into any voting agreement or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Stockholder under this Agreement.

(c)           Exceptions.  Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by the Stockholder:  (i) if the Stockholder is an individual:  (A) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family; or (B) upon the death of the Stockholder; or (ii) if the Stockholder is a partnership or limited liability company, to one or more partners or members of the Stockholder or to an affiliate; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)           The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

3.          Agreement to Vote Subject Shares.

(a)           At every meeting of the stockholders of the Company however called (whether annual or special), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (solely in the Stockholder’s capacity as such) shall vote or deliver a written consent with respect to all of the Subject Shares to the fullest extent such Subject Shares are entitled to be voted:

(i)           in favor of the adoption of the Merger Agreement, including the merger contained therein, and approval of the Merger, including any amended Merger Agreement or amendment to the Merger Agreement that increases the Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Stockholder than the Merger Agreement in effect on the date of this Agreement, and, without limitation of the preceding language, in favor of the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

(ii)          against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii)         against any of the following actions:  (A) any Competing Proposal or Competing Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that would, is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or otherwise result in a breach of any of the Company’s representations, warranties, covenants or obligations under the Merger Agreement.

(b)           At any meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, the Stockholder shall cause the Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

(c)           The Stockholder shall not enter into any agreement or understanding with any Person to vote or give voting instructions in any manner inconsistent with the terms of this Section 3 and further hereby agrees not to commit or agree to take any action inconsistent with this Section 3.

4.          Agreement Not to Exercise Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives any and all rights that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement to demand appraisal of any Subject Shares (including, without limitation, under Section 262 of the DGCL) or any rights that the Stockholder may have to dissent from the Merger.

5.          Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company, or any designee of the Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

6.          Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be irrevocable to the fullest extent permissible by law.

7.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

8.          Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(a)           Organization; Power; Binding Agreement.  If the Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b)           No Conflicts.  Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will:  (i) if the Stockholder is not an individual, conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or result in the creation of any Lien with respect to any of such Stockholder’s Subject Shares; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.  If the Stockholder is an individual, is married and the Subject Shares constitute community property or applicable law requires spousal approval for this Agreement to be legal, valid and binding with respect to the Stockholder and its Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(c)           Ownership of Shares.  The Stockholder:  (i) is the beneficial owner of the shares of Capital Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except for any Liens arising under securities laws or arising hereunder); (ii) is the owner of options and warrants that are exercisable for the number of shares of Capital Stock indicated on the signature page of this Agreement, all of which options and warrants and shares of Capital Stock issuable upon the exercise of such options and warrants are free and clear of any Liens (except for any Liens arising under securities laws or arising hereunder); and (iii) does not own, beneficially or otherwise, any securities of the Company or have an interest in or voting rights with respect to any securities of the Company other than the shares of Capital Stock, options and warrants to purchase shares of Capital Stock and shares of Capital Stock issuable upon the exercise of such options and warrants, indicated on the signature page of this Agreement.  Any proxies heretofore given in respect of the shares of Capital Stock indicated on the signature page of this Agreement, if any, are revocable, and Stockholder hereby revokes any such proxies.

(d)           Absence of Litigation.  As of the date hereof, there is no Legal Proceeding pending against or, to the knowledge of the Stockholder, threatened against or otherwise affecting, the Stockholder or any of its or his properties or assets (including the Subject Shares) that would reasonably be expected to impair the ability of the Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)           No Finder’s Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f)            Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

9.          No Solicitation; Notifications; Consents and Waivers.

(a)      No Solicitation.  The Stockholder understands and acknowledges the obligations of the Company under Section 5.2 of the Merger Agreement.

(b)      Notifications.  The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

(c)      Consents and Waivers.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party (other than this Agreement or any agreement governing the rights of securityholders of the Company).

10.          Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.  The Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, which may be withheld in Parent’s sole and absolute discretion.

11.          Street Name Subject Shares.  The Stockholder agrees to deliver a letter to each financial intermediary or other Person through which the Stockholder holds Subject Shares that informs such Person of the Stockholder’s obligations under this Agreement and that directs such Person to not act in disregard of such obligations without the prior written consent of Parent.

12.          Further Assurances.  The Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination of this Agreement or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement.  Subject to the terms and conditions of this Agreement, the Stockholder shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.          Legending of Shares.  If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

14.          Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date; provided, that Section 15 shall survive such termination.  Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

15.          Miscellaneous.

(a)           Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(b)      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), emailed or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Facsimile: (269) 385-2066
Attention: General Counsel
Email:  Michael.Hutchinson@stryker.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP
The New York Times Building
New York, NY 10018
Attention: Andrew W. Ment
Facsimile: (646) 441-9012
Email: ament@cov.com

if to the Stockholder, to its address set forth on the Stockholder’s signature page hereto, with a copy to (which shall not constitute notice):

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Charles K. Ruck; R. Scott Shean
Facsimile: (714) 755-8290
Email: charles.ruck@lw.com; scott.shean@lw.com

(c)           Interpretation. Each party agrees that Section 9.7 of the Merger Agreement shall apply mutatis mutandis to this Agreement.

(d)           Counterparts.  This Agreement may be executed and delivered manually or by facsimile or other electronic transmission by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(e)           Entire Agreement; No Third Party Beneficiaries.  This Agreement, including Exhibit A hereto, together with the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  This Agreement, including Exhibit A, is not intended to confer any rights or remedies upon any Person other than the parties hereto any rights or remedies hereunder.

(f)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to Parent.

(g)           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(b). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(g).

(h)           Enforcement; Remedies.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon Parent, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to specifically enforce the terms and provisions of this Agreement. Parent’s right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Stockholder hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Stockholder (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and Parent shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Stockholder under this Agreement all in accordance with the terms of this Section 15(h). In the event Parent seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 15(h).

(i)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, nor Parent, on the other hand, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Parent or such Stockholder, and any attempt to make any such assignment without such consent shall be null and void, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time without the prior consent of the Stockholder.

(j)           Expenses.  All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses (it being understood that the Expenses of the Stockholder in connection with this Voting Agreement shall be paid by the Company).

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first above written.

Stryker corporation	STOCKHOLDER:

By:	By:

Name:	Name:

Title:	Title:

Subject Shares Beneficially Owned
_______ shares of Common Stock
_______ shares of Common Stock issuable upon exercise of outstanding options and warrants
_______ shares of Series A Preferred Stock
_______ shares of Series B Preferred Stock

ADDRESS:

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Patient Safety Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints  Stryker Corporation, a Michigan corporation (“Parent”), and any designee thereof, as the sole and exclusive attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the Stockholder (“Capital Stock”), and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Subject Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below).  Upon the Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by the Stockholder with respect to any Subject Shares are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent, the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, PS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company, pursuant to which Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; and (ii) the Effective Time (as defined in the Merger Agreement), and (iii) the date the Company’s board of directors effects a Change of Recommendation pursuant to Section 5.02 of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Date, to act as the Stockholder’s attorney and proxy to vote the Subject Shares to the fullest extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:  (i) in favor of the adoption of the Merger Agreement or any other transaction pursuant to which Parent or Purchaser proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Capital Stock equal to or greater than the applicable consideration per share of Capital Stock to be received by such stockholders in the Merger, and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions:  (A) any Competing Proposal or Competing Transaction (as defined in the Merger Agreement); and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that would, is intended to or could reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or otherwise result in a breach of any of the Company’s representations, warranties, covenants or obligations under the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter.  The Stockholder may vote the Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

The Stockholder acknowledges and agrees that neither Parent nor any of its successors, assigns, affiliates (as such term is defined in the Merger Agreement), employees, stockholders, agents or other representatives, shall incur any liability to the Stockholder in connection with or as a result of any exercise of the proxy granted to Parent pursuant to this Irrevocable Proxy, other than in connection with any such exercise that results in a breach by Parent of this Irrevocable Proxy (in which case, only Parent may incur any liability therefor).

Dated: December , 2013	STOCKHOLDER:

By:

Name:

Title:

[Signature Page to Irrevocable Proxy]